UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/11/2011

Discovery Communications, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34177

Delaware	35-2333914
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Discovery Place
Silver Spring, Maryland 20910
(Address of principal executive offices, including zip code)

240-662-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective April 11, 2011, Discovery Communications, LLC ("DCL" or the "Company"), a wholly-owned subsidiary of Discovery Communications, Inc. ("Discovery") amended its employment agreement with Bradley E. Singer, its Senior Executive Vice President, Chief Financial Officer and Treasurer, that extends his term of employment through March 31, 2012.

The amendment makes no changes to Mr. Singer's base salary or cash bonus target and provides that Mr. Singer shall provide written notice to the Company on or before September 30, 2011 of his intent to separate as of March 31, 2012 or his desire to enter into negotiations to extend the employment agreement. The amendment further provides that, if the Company terminates Mr. Singer's employment without Cause prior to March 31, 2012, Mr. Singer would be entitled to his full, unprorated bonus under the Company's bonus plan for the year in which the termination occurred, calculated based on the applicable Company and individual performance metrics and the terms of the cash bonus plan.

Mr. Singer also agreed that during his employment with the Company and for six months thereafter, he will not become or provide services as the chief financial officer or other most-senior employee in the finance function of specified companies in the media industry within the United States or any other country where Mr. Singer had supervisory authority over employees of the Company.

Item 9.01.    Financial Statements and Exhibits

10.1 Second Amendment to Employment Agreement dated April 11, 2011 between Brad Singer and Discovery Communications, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Communications, Inc.

Date: April 11, 2011	By:	/s/ Bruce L. Campbell
Bruce L. Campbell
Chief Development Officer, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Second Amendment to Employment Agreement dated April 11, 2011 between Brad Singer and Discovery Communications, LLC